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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our reports dated March 16, 2006 relating to the financial statements and financial statement schedule of Viacom Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading ‘‘Experts’’ in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
August 18, 2006